Exhibit 99.1

QTS REPORTS FOURTH QUARTER 2013 OPERATING RESULTS

OVERLAND PARK, Kan. – February 19, 2014 – QTS Realty Trust, Inc. (the “Company” or the “Successor”) (NYSE: QTS) today announced operating results for the fourth quarter and year ended December 31, 2013. The Company completed its initial public offering on October 15, 2013, pursuant to which the Company became the general partner of QualityTech, LP (the “Predecessor”). Unless otherwise noted, the following data includes financial data on a combined basis for both the Predecessor and the Successor together with their consolidated subsidiaries, which are referred to collectively as “QTS.”

Fourth Quarter Highlights

•	Reported Operating FFO of $16.4 million in the fourth quarter of 2013, an increase of 140% compared to the fourth quarter of 2012. Operating FFO for the fourth quarter of 2013 on a fully diluted per share basis was $0.47 per share.

•	Reported Adjusted EBITDA of $21.2 million in the fourth quarter of 2013, an increase of 45% compared to the fourth quarter of 2012.

•	Total revenues recognized in the fourth quarter 2013 increased by 24% compared to the fourth quarter 2012. Monthly Recurring Revenue (“MRR”) as of December 31, 2013 increased by 19% to $14.1 million compared to MRR as of December 31, 2012.

•	During the fourth quarter of 2013 we executed new and modified leases aggregating to a net increase of $9.3 million in incremental annualized rent, net of downgrades, the third highest level in the history of the Company.

•	Reported NOI of $30.4 million in the fourth quarter of 2013, an increase of 23% compared to the fourth quarter of 2012.

*	Fully diluted per share data is calculated on a pro rata basis accounting for the number of operating partnership units outstanding for the period from October 1, 2013 through October 14, 2013 and the total number of public shares and remaining operating partnership units outstanding from October 15, 2013 through December 31, 2013.

Chad Williams, QTS’ Chairman and Chief Executive Officer, commented, “We are pleased to report solid growth in our operating portfolio and significant momentum heading into 2014 with some of the highest incremental rent leasing levels in the Company’s history. We continue to see significant ongoing activity in each of our 3Cs product offerings (C1 – Custom Data Center, C2 – Colocation, and C3 – Cloud and Managed Services) across our national footprint, supported by what we believe to be industry leading security and compliance expertise, powered by our people. We are continuing to expand our facilities in the Atlanta and Richmond markets and, in the fourth quarter of 2013, commenced the redevelopment of our Dallas facility, a portion of which is scheduled to become operational in the third quarter of 2014.”

1 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

Financial results

Net income recognized in the fourth quarter of 2013 was $4.4 million compared to a net loss recognized in the fourth quarter of 2012 of $1.6 million. QTS generated Operating FFO of $16.4 million in the fourth quarter of 2013, which is an increase of approximately 140% compared to $6.9 million for the fourth quarter of 2012. Additionally, QTS generated $21.2 million of Adjusted EBITDA in the fourth quarter of 2013, an increase of approximately 45% compared to $14.7 million for the fourth quarter of 2012. MRR as of December 31, 2013 was $14.1 million, an increase of approximately 19% compared to MRR as of December 31, 2012 of $11.9 million, with total revenues increasing by approximately 24% to $47.4 million for the fourth quarter 2013 compared to $38.2 million for the fourth quarter 2012.

Leasing Activity

During the fourth quarter of 2013, QTS entered into customer leases representing approximately $0.8 million of incremental MRR, net of downgrades, representing approximately $9.3 million of incremental annualized rent, at a weighted average rental rate of $351 per square foot. Incremental MRR, net of downgrades, for the fourth quarter of 2013 was in line with the trailing four quarter average of $0.8 million of MRR, and in line with the trailing four quarter average rate per square foot.

During the fourth quarter of 2013, QTS renewed leases with a total annualized rent of $3.5 million at an average rent per square foot of $922, which was 1.1% lower than the annualized rent prior to their respective renewals, and reflects the impact of a C2 customer which changed its product mix, resulting in a lower rate per square foot. This renewal represents 1 of our 50 renewed leases in the fourth quarter and the renewal rates in the fourth quarter of 2013 would have increased 3.3% without the impact of this renewal. The actual change in fourth quarter renewal rates compares to a prior four quarter average increase of 1.6%, which also reflects the impact of 3 significant C2/C3 renewals signed in the first 2 quarters of 2013. These leases were extended at lower total effective rates as a function of services changes associated with the customer deployments. Overall renewal rate increases in the preceding four quarters would have been 4.1% without the impact of these first half 2013 lease renewals. We define renewals as leases which the customer retains the same amount of space before and after renewal, which facilitates rate comparability. Rental churn (which is the MRR impact from a customer completely departing our platform in a given period compared to the total MRR at the beginning of the period) for the fourth quarter of 2013 was 2.3% and was 5.7% for the twelve months ended 2013.

During the fourth quarter of 2013, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $2.3 million of MRR (representing approximately $27.7 million of annualized rent) at $280 per square foot. This compares to customer leases representing an aggregate trailing four quarter average of approximately $1.3 million of MRR (representing approximately $16.1 million of annualized rent) at $436 per square foot. The difference in these commencements on a per square foot basis is largely due to the timing and magnitude of C1 lease commencements relative to C2/C3 lease commencements. See more detailed analysis in the Company’s supplemental information.

As of December 31, 2013, our booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of December 31, 2013) was approximately $2.3 million, or $28.2 million of annualized rent. Of this booked-not-billed balance, approximately $0.4 million of MRR was attributable to new customers and approximately $1.9 million of MRR was attributable to existing customers. The booked-not-billed balance is expected to contribute $9.5 million to revenue in 2014 (representing $13.5 million in annualized revenues), $3.6 million in 2015 (representing $8.4 million in annualized revenues), and $6.3 million in annualized revenues thereafter.

2 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

Development and Redevelopment Activity

During the fourth quarter of 2013, QTS had a net reduction of 51,000 of net rentable square feet (“NRSF”). QTS obtained approximately 66,000 NRSF relinquished by a C1 tenant in the Atlanta-Metro facility. The majority of this space was redeveloped to accommodate a large C1 tenant and the remaining portion is being redeveloped to accommodate C2 tenants. The space redeveloped for the C1 customer came online in January 2014 and the space which is being redeveloped to accommodate C2 customers is expected to be completed in the second quarter of 2014. During the fourth quarter of 2013, QTS placed 15,000 NRSF into service in the Atlanta-Suwanee facility and placed capital of $12 million into service on its platform. In addition, during the fourth quarter of 2013 we continued redevelopment of our Dallas, Richmond, Atlanta – Suwanee, and Sacramento facilities.

Balance Sheet and Liquidity

As of December 31, 2013, QTS’ total debt balance was $347.9 million (or 4.1x fourth quarter annualized Adjusted EBITDA) and its liquidity was nearly $330 million, consisting of nearly $325 million of available capacity on its credit facilities and approximately $5 million of cash available on its balance sheet. In February 2014, the Company expanded the capacity of its unsecured credit facility by $50 million, increasing the total revolving credit facility capacity to $400 million, to provide additional liquidity.

2014 Guidance

	2014 ($ in millions)
	High	Low
Operating FFO	$77.0	$73.0
Operating FFO per share	$2.05	$1.95
Adjusted EBITDA	$99.0	$94.0
Capital Expenditures	$200.0	$150.0

This guidance is calculated based on revenue growth in the mid to high teens (which ramp during the year), rental churn of 5-8%, and does not contemplate any acquisitions, dispositions or financing activities other than those which have already been disclosed.

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described in the Supplemental Information.

Conference Call Details

The Company will host a conference call February 20, 2014, at 10:00 a.m., Eastern time (9:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 3201556# and callers are asked to dial in ten minutes prior to start time. A link to

3 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab. See more at: http://investors.qualitytech.com/2013-10-18-QTS-Realty-Trust-Inc-Announces-Third-Quarter-2013-Earnings-Release-and-Conference-Call#sthash.DBZ9GrKZ.dpuf

About QTS

QTS Realty Trust, Inc. (NYSE:QTS) is a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. The Company’s data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. The Company has a fully integrated platform through which it owns and operates its data centers and provides a broad range of information technology infrastructure solutions. The Company believes that it owns and operates one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and has the capacity to more than double its leased raised floor square footage without constructing any new buildings. The Company’s portfolio is currently leased to approximately 880 customers comprised of companies of all sizes representing an array of industries.

QTS Investor Relations Contact

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

Forward-Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; national and local economic conditions; difficulties in identifying properties to acquire and difficulties in completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties and operations; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain

4 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus related to its IPO filed with the Securities and Exchange Commission on October 10, 2013.

5 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

The following financial data as of December 31, 2013 and 2012, includes the Company and its Predecessor.

	December 31, 2013	December 31, 2012
ASSETS
Real Estate Assets
Land	$30,601	$24,713
Buildings and improvements	728,230	622,506
Less: Accumulated depreciation	(137,725)	(102,900)

	621,106	544,319

Construction in progress	146,904	87,609

Real Estate Assets, net	768,010	631,928

Cash and cash equivalents	5,210	8,232
Restricted cash	—	146
Rents and other receivables, net	14,434	11,943
Acquired intangibles, net	5,396	9,145
Deferred costs, net (1)	19,150	15,062
Prepaid expenses	1,797	1,011
Other assets, net (2)	17,359	7,976

TOTAL ASSETS	$831,356	$685,443

LIABILITIES
Mortgage notes payable	$88,839	$171,291
Secured credit facility	—	316,500
Unsecured credit facility	256,500	—
Capital lease obligations	2,538	2,491
Accounts payable and accrued liabilities	63,204	36,001
Dividends payable	8,965	—
Advance rents, security deposits and other liabilities	3,261	3,011
Deferred income	7,892	6,745
Derivative liability	453	767
Member advances and notes payable	—	26,958

TOTAL LIABILITIES	431,652	563,764

EQUITY
Common stock, $0.01 par value, 450,133,000 and 0 shares authorized, 28,864,145 and 0 shares issued and outstanding as of December 31, 2013 and 2012, respectively	289	—
Partners’ capital	—	121,679
Additional paid-in capital	318,834
Accumulated other comprehensive loss	(357)	—
Accumulated deficit	(3,799)	—

Total stockholders’ equity	314,967	121,679
Noncontrolling interests	84,737	—

TOTAL EQUITY	399,704	121,679

TOTAL LIABILITIES AND EQUITY	$831,356	$685,443

(1)	As of December 31, 2013 and 2012, deferred costs, net, included $7.3 million and $6.9 million of deferred financing costs, respectively, and $11.9 million and $8.2 million of deferred leasing costs, respectively.
(2)	As of December 31, 2013 and 2012, other assets, net, primarily included $14.7 million and $5.9 million of corporate non-real estate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and corporate software related assets.

6 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands)

The following financial data for the three months and year ended December 31, 2013, includes financial data on a combined basis for both the Company and its Predecessor.

	Three Months Ended (unaudited)			Year Ended
	December 31	September 30,	December 31	December 31,
	2013	2013	2012	2013	2012
Revenues:
Rental	$39,122	$37,595	$31,205	$145,306	$120,758
Recoveries from customers	3,173	3,603	2,509	13,098	9,294
Cloud and managed services	4,703	4,393	3,772	17,531	14,497
Other (1)	431	429	687	1,952	1,210

Total revenues (2)	47,429	46,020	38,173	177,887	145,759

Operating expenses:
Property operating costs	15,820	15,638	12,868	60,750	51,506
Real estate taxes and insurance	1,188	1,101	846	4,492	3,632
Depreciation and amortization	13,161	12,136	9,636	47,358	34,932
General and administrative (3)	9,848	10,097	10,127	39,183	35,986
Transaction costs (4)	66	—	493	118	897
Restructuring charge (5)	—	—	—	—	3,291

Total operating expenses	40,083	38,972	33,970	151,901	130,244

Operating income	7,346	7,048	4,203	25,986	15,515

Other income and expense:
Interest income	1	4	7	18	61
Interest expense	(2,747)	(4,343)	(6,101)	(18,724)	(25,140)
Other income (expense), net (6)	(153)	—	283	(3,430)	(1,151)

Income (loss) before gain on sale of real estate	4,447	2,709	(1,608)	3,850	(10,715)
Gain on sale of real estate (7)	—	—	—	—	948

Net income (loss)	4,447	2,709	(1,608)	3,850	(9,767)
Net income attributable to noncontrolling interests (8)	(848)	—	—	(848)	—

Net income (loss) attributable to QTS Realty Trust, Inc	3,599	2,709	(1,608)	3,002	(9,767)
Unrealized gain (loss) on swap (9)	74	8	(8)	294	(766)

Comprehensive income (loss)	$3,673	$2,717	$(1,616)	$3,296	$(10,533)

(1)	Other revenue – Includes straight line rent and sales of scrap metals and other unused materials.
(2)	Total revenues – The increase in total revenues of $9.3 million and $32.1 million for the three months and year ended December 31, 2013 compared to the three months and year ended December 31, 2012, respectively, consisted of an increase of $3.2 million and $13.2 million, respectively, relating to the Company’s acquisition of a data center in Sacramento, CA in December 2012 and $6.1 million and $18.9 million, respectively, related to increases in the Company’s existing portfolio.
(3)	General and administative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel fees, and other corporate general and administrative expenses. General and administrative expenses were 20.8%, 21.9%, and 26.5% of total revenues for the three month periods ended December 31, 2013, September 30, 2013, and December 31, 2012, respectively. General and administrative expenses were 22.0% and 24.7% of total revenues for the years ended December 31, 2013 and 2012, respectively.
(4)	Transaction costs – In 2013 and 2012, we incurred $0.1 million and $0.9 million, respectively, in costs related to the examination of proposed acquisitions, of which $0.1 million and $0.5 million, respectively, was incurred in the three months ended December 31, 2013 and 2012.
(5)	Restructuring charge – In the first quarter of 2012, we decided to consolidate our former New York data center operations into our Jersey City data center. In connection with the consolidation of our New York data center operations into our Jersey City data center, we recorded a one-time restructuring charge of $3.3 million.
(6)	Other expense, net – Includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(7)	Gain on sale of real estate – In September 2012, we recognized a gain on sale of a vacant data center facility of $0.9 million.
(8)	Noncontrolling interest – Concurrently with the completion of the initial public offering, QTS Realty Trust, Inc. consummated a series of transactions pursuant to which QTS became the sole general partner and majority owner of QualityTech, LP, which then became its operating partnership. Certain prior owners of QualityTech, LP retained 21.2% of ownership in the operating partnership.
(9)	Unrealized gain (loss) on swap – For the effective portions of qualifying hedges, the change in fair value is recorded as unrealized gains (losses) on swap and is included in other comprehensive income (loss).

7 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to FFO, Operating FFO & Adjusted Operating FFO

(in thousands)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-recurring and primarily non-cash charges and gains and losses that management believes are not indicative of the results of our operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non- real estate depreciation, straight-line rent adjustments, and non-cash compensation.

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
FFO
Net income (loss)	$4,447	$2,709	$(1,608)	$3,850	$(9,767)
Real estate depreciation and amortizaton	11,766	10,731	7,972	42,114	30,968
Gain on sale of real estate	—	—	—	—	(948)

FFO	16,213	13,440	6,364	45,964	20,253

Restructuring charge	—	—	—	—	3,291
Write off of unamortized deferred finance costs	153	—	—	3,430	1,434
Transaction costs	66	—	493	118	897
Unrealized gain on derivatives	—	—	—	—	(307)

Operating FFO*	16,432	13,440	6,857	49,512	25,568

Maintenance Capex	(298)	(492)	(1,011)	(2,538)	(1,725)
Leasing Commissions paid	(2,407)	(2,374)	(1,579)	(9,296)	(6,856)
Amortization of deferred financing costs	582	588	803	2,775	3,370
Non real estate depreciation and amortizaton	1,395	1,406	1,664	5,244	3,965
Straight line rent revenue	(149)	(229)	35	(577)	14
Straight line rent expense	82	83	77	328	319
Equity-based compensation expense	655	510	71	1,960	412

Adjusted Operating FFO*	$16,292	$12,932	$6,917	$47,408	$25,067

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

8 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

The Company calculates EBITDA as net income (loss) excluding interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain on legal settlement and gain on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
EBITDA and Adjusted EBITDA
Net income (loss)	$4,447	$2,709	$(1,608)	$3,850	$(9,767)
Interest expense	2,747	4,343	6,101	18,724	25,140
Interest income	(1)	(4)	(7)	(18)	(61)
Depreciation and amortization	13,161	12,136	9,636	47,358	34,932

EBITDA	20,354	19,184	14,122	69,914	50,244

Write off of unamortized deferred finance costs	153	—	—	3,430	1,434
Equity-based compensation expense	655	510	71	1,960	412
Transaction costs	66	—	493	118	897
Gain on sale of real estate	—	—	—	—	(948)
Restructuring charge	—	—	—	—	3,291

Adjusted EBITDA	$21,228	$19,694	$14,686	$75,422	$55,330

9 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to Net Operating Income (NOI)

(in thousands)

The Company calculates net operating income, or NOI, as net income (loss), excluding: interest expense, interest income, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, gain on legal settlement, gain on sale of real estate, restructuring charge and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income (loss) to NOI is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Net Operating Income (NOI)
Net income (loss)	$4,447	$2,709	$(1,608)	$3,850	$(9,767)
Interest expense	2,747	4,343	6,101	18,724	25,140
Interest income	(1)	(4)	(7)	(18)	(61)
Depreciation and amortization	13,161	12,136	9,636	47,358	34,932
Write off of unamortized deferred finance costs	153	—	—	3,430	1,434
Transaction costs	66	—	493	118	897
Gain on sale of real estate	—	—	—	—	(948)
Restructuring charge	—	—	—	—	3,291
General and administrative expenses	9,848	10,097	10,127	39,183	35,986

NOI	$30,421	$29,281	$24,742	$112,645	$90,904

Breakdown of NOI by facility:
Atlanta-Metro data center	$13,654	$13,740	$11,967	$52,393	$42,787
Atlanta-Suwanee data center	8,210	7,517	6,853	29,155	30,471
Santa Clara data center	2,640	2,801	3,131	10,939	11,183
Richmond data center	2,780	2,859	2,180	10,318	6,094
Sacramento data center (1)	2,061	1,752	240	7,699	240
Other data centers	1,076	612	371	2,141	129

NOI	$30,421	$29,281	$24,742	$112,645	$90,904

(1)	Facility was acquired in December 2012.

10 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period-end

(in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Recognized MRR in the period
Total period revenues (GAAP basis)	$47,429	$46,020	$38,173	$177,887	$145,759
Less: Total period recoveries	(3,173)	(3,603)	(2,509)	(13,098)	(9,294)
Total period deferred setup fees	(1,228)	(1,263)	(1,290)	(4,678)	(4,317)
Total period other	(1,147)	(1,240)	(1,365)	(4,532)	(3,615)

Recognized MRR in the period	41,881	39,914	33,009	155,579	128,533

MRR at period end
Total period revenues (GAAP basis)	$47,429	$46,020	$38,173	$177,887	$145,759
Less: Total revenues excluding last month	(31,212)	(30,448)	(24,752)	(161,670)	(132,338)

Total revenues for last month of period	16,217	15,572	13,421	16,217	13,421
Less: Last month recoveries	(1,240)	(1,219)	(879)	(1,240)	(879)
Last month deferred setup fees	(370)	(427)	(441)	(370)	(441)
Last month other	(469)	(127)	(244)	(469)	(244)

MRR at period end	$14,138	$13,799	$11,857	$14,138	$11,857

11 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com

Results of Operations – Reconciliation of our Successor and Predecessor

(in thousands)

	The Company	Historical Predecessor
	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013	Year Ended December 31,
			2013
Revenues:
Rental	$33,304	$112,002	$145,306
Recoveries from customers	2,674	10,424	13,098
Cloud and managed services	4,074	13,457	17,531
Other	410	1,542	1,952

Total revenues	40,462	137,425	177,887

Operating expenses:

Property operating costs	13,482	47,268	60,750
Real estate taxes and insurance	1,016	3,476	4,492
Depreciation and amortization	11,238	36,120	47,358
General and administrative	8,457	30,726	39,183
Transaction costs	66	52	118
Gain on legal settlement	—	—	—
Restructuring charge	—	—	—

Total operating expenses	34,259	117,642	151,901

Operating income	6,203	19,783	25,986

Other income and expenses:
Interest income	1	17	18
Interest expense	(2,049)	(16,675)	(18,724)
Other (expense) income, net	(153)	(3,277)	(3,430)

Net income (loss)	4,002	(152)	3,850
Net loss attributable to noncontrolling interests	(848)	—	(848)

Net income (loss) attributable to QTS Realty Trust, Inc	3,154	(152)	3,002
Unrealized gain on swap	74	220	294

Comprehensive income	$3,228	$68	$3,296

12 QTS Q4 Earnings 2013	Contact: IR@qtsdatacenters.com